Exhibit 99.1
FOR IMMEDIATE RELEASE
METALICO SECURES
$100 MILLION PRIVATE PLACEMENT,
AGREES TO PENNSYLVANIA ACQUISITION
CRANFORD, NJ, April 24, 2008 — Metalico, Inc. (AMEX:MEA), a rapidly growing scrap metal recycler and lead fabricator, today announced it has entered into a definitive purchase agreement with institutional accredited investors to raise $100 million of gross proceeds in a private placement of 7% notes which are convertible into shares of Metalico’s common stock and warrants which are exercisable for shares of Metalico’s common stock.
Metalico has also agreed to terms of a definitive asset purchase agreement for a family-owned multi-yard fully integrated scrap metal recycling operation in Western Pennsylvania. The Company intends to use approximately $69 million of the net proceeds of the private placement for the purchase of the assets.
The total purchase price for the acquisition is $76 million (subject to additional closing adjustments based on the value of the inventory on hand), $69 million of which will be paid in cash and $7 million of which will be in shares of Metalico’s common stock having an aggregate value of $7 million determined at a price per share equal to 90% of the volume weighted average price for Metalico common stock on AMEX for the twenty trading days immediately preceding the closing date.
In connection with the private placement, Metalico will issue 7% senior convertible notes in the aggregate principal amount of $100 million, which notes will be convertible into shares of Metalico’s common stock at an initial conversion price of $14.00 per share. The notes will mature in April 2028 and are subject to certain redemption, repurchase and anti-dilution rights.

In addition, Metalico will issue to the purchasers of the notes a total of 250,000 warrants for shares of Metalico’s common stock with a term of six years. The initial exercise price of the warrants will be $14.00 per share, subject to adjustment.
The Company intends to use the remaining net proceeds from the offering to fund potential acquisitions and for working capital purposes.
The closing of the acquisition is subject to customary closing conditions, including the closing of the private placement. The Company plans to close the private placement promptly, subject to customary closing conditions, including AMEX approval of the listing of the shares of common stock issuable upon conversion of the notes. Notwithstanding, there can be no assurance that the conditions to closing of the acquisition or the private placement will be met or that transactions will be consummated.
The notes, warrants, the shares of common stock issuable upon conversion of the notes, and the shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Metalico has agreed to file a registration statement with the United States Securities and Exchange Commission covering the shares issuable upon conversion of the notes and upon exercise of the warrants sold in the offering no later than 45 days after the closing and to use commercially reasonable efforts to cause the registration statement to be declared effective within 90 days (or 120 days upon receipt of comments from the SEC), subject to the Company’s right to delay such obligations under certain circumstances. In the event Metalico fails to meet its obligations, it will be subject to customary penalties.
Morgan Joseph & Co. Inc. acted as placement agent in connection with the placement.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Metalico has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement and the acquisition.
Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company currently operates fourteen recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.
Forward-looking Statements
This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc.
Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com
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